Exhibit 3.23

Vedtægter for Koppers European Holdings A/S CVR-nr. 17558595	Articles of Association for Koppers European Holdings A/S CVR no. 17558595

Navn, hjemsted og formål	Name, registered Office and Purpose

§ 1	§ 1

Selskabets navn er Koppers European Holdings A/S. Selskabet har tillige registreret binavnet Tarconord International A/S (Koppers European Holdings A/S).	The corporate name of the Company is Koppers European Holdings A/S. The Company is further registered under the subsidiary name Tarconord International A/S (Koppers European Holdings A/S).

§ 2	§ 2

Selskabets hjemsted er Nyborg Kommune.	The domicile of the Company is in the municipality of Nyborg.

§ 3	§ 3

Selskabets formål er at købe, producere, sælge, importere og eksportere kemikalier og drive anden virksomhed i forbindelse hermed. Selskabet har desuden til formål at eje aktier i danske og udenlandske selskaber.	The objects of the Company are to buy, produce, sell, import and export chemicals and to conduct other business related hereto. Furthermore it is the object of the Company to own shares in Danish and foreign companies.

§ 4	§ 4

Selskabets kapital udgør DKK 500.000 fordelt i aktier à DKK 1.000 eller multipla heraf.	The share capital of the Company is DKK 500,000 divided into shares with a nominal value of DKK 1,000 each or multiples hereof.

§ 5	§ 5

Aktierne udstedes på navn og skal noteres i selskabets aktiebog. Aktierne er ikke omsætningspapirer. Ingen aktier skal have særlige rettigheder.	The share certificates shall be registered shares, and shall be recorded in the Register of Shareholders. The shares are non-negotiable instruments. No shares shall enjoy any preferential rights.

§ 6	§ 6

Aktionærer er ikke forpligtede til at lade deres aktier indløse helt eller delvist af selskabet eller af andre.	Shareholders shall not be required to let their shares be repurchased wholly or partly by the Company or any other person.

Koppers European Holdings A/S	12.08.09
Bylaws	1/6

§ 7	§ 7

Bortkomne aktier kan mortificeres efter lovgivningens regler om mortifikation uden dom af aktier, der ikke er omsætningspapirer. Når et aktiebrev er mortificeret, kan der til erstatning udstedes et nyt aktiebrev, som skal bære påtegning om, at det er udstedt til erstatning af et mortificeret aktiebrev.	Lost share certificates may be declared null and void in accordance with the Act on Nullification of shares that are negotiable. If a share certificate is nullified a new share certificate may be issued stating that the certificate replaces the nullified share certificate.

Generalforsamlingen	Shareholders’ General Meeting

§ 8	§ 8

Generalforsamlingen har den højeste myndighed i alle selskabets anliggender inden for de i lovgivningen og nærværende vedtægter fastsatte grænser.	Within the limits of the Law and these bylaws the Shareholders at the General Meeting have the supreme power in all affairs of the Company.

§ 9	§ 9

Selskabets generalforsamlinger afholdes på hjemstedet eller i Scunthorpe, England eller i London, England eller i København.	Shareholders’ Meetings shall be held within the locality where the Company has its registered Office or in Scunthorpe, England or in London, England or in Copenhagen.

§ 10	§ 10

Ordinær generalforsamling afholdes hvert år i så god tid, at den reviderede og godkendte årsrapport kan indsendes til Erhvervs- og Selskabsstyrelsen, så den er modtaget i styrelsen inden udløbet af fristen i årsregnskabsloven.	The Annual Meeting of Shareholders shall be held each year at a point of time which will allow the revised and approved Annual Report to be filed with and received by the Danish Commerce and Companies Agency before the filing date stated in the expires.

Ekstraordinær generalforsamling afholdes, når bestyrelsen finder det hensigtsmæssigt, eller på begæring af revisor eller aktionær, der ejer mindst 10% af aktiekapitalen. Begæringen skal indgives skriftligt til bestyrelsen og indeholde en angivelse af emnerne, der ønskes behandlet på generalforsamlingen. Denne skal indkaldes inden 7 dage efter begæringens modtagelse.	Special Meetings shall be called when deemed appropriate by the Board of Directors or requested by the auditor or a share owner holding at least 10 percent of the share capital. Such request, to be communicated to the Board of Directors in writing, must specify the subjects as are desired to be discussed at the Special Meeting. The Special Meeting shall be called not later than one week after receipt of the request.

§ 11	§ 11

Generalforsamlingen indkaldes af bestyrelsen med højst 4 og mindst 2 ugers varsel. Indkaldelsen skal indeholde dagsorden for mødet, tid og mødested og angive det væsentlige indhold af eventuelle forslag til vedtægtsændringer.	Shareholders’ Meetings shall be called by the Board of Directors not more than four weeks and not less than two weeks in advance. The notice shall state the agenda of the Meeting, time and venue and the essentials of any proposal for amendments of the Articles of Association.

Koppers European Holdings A/S	12.08.09
Bylaws	2/6

§ 12	§ 12

Senest 8 dage før hver generalforsamling fremlægges på selskabets kontor til eftersyn for aktionærerne dagsorden og de fuldstændige forslag, der skal fremsættes for generalforsamlingen, og for den ordinære generalforsamlings vedkommende årsregnskab og eventuelt koncernregnskab, begge forsynet med revisionspåtegning og direktionens og bestyrelsens underskrift, samt revisionsberetning. Dette materiale skal samtidig sendes til enhver noteret aktionær.	Not later than 8 days before each Shareholders’ Meeting the following particulars shall be made available to the Shareholders by inspection at the office of the Company. The agenda and the complete proposals to be presented at the General Meeting, and with respect to the Annual Meeting the annual accounts and any consolidated accounts, duly endorsed by the auditor and signed by the Management and the Board of Directors as well as any auditor’s report. At the same time such material shall be sent to any Shareholder recorded in the Register of Shareholders.

§ 13	§ 13

Dagsordenen for den ordinære generalforsamling skal indeholde:	The agenda of the Annual General Meeting shall include:

1. Bestyrelsens redegørelse for selskabets virksomhed i det forløbne år.	1. Report of the Board of Directors on the Company’s activities during the past year.

2. Fremlæggelse af årsregnskab, revisionsberetning og – hvis dette kræves ifølge Årsregnskabsloven – koncernregnskab, samt beslutning om godkendelse af årsregnskabets resultatopgørelse og status.

2.      Submittance of the annual accounts, and auditor’s report and – if so required pursuant to provisions of the Act on Annual Accounts – the consolidated accounts together with the resolution on approval of the profit and loss account and the balance sheet.

3. Beslutning om anvendelse af overskud eller dækning af tab i henhold til det godkendte årsregnskab.	3. Resolution on allocation or distribution of net earnings or balancing of a deficit according to the annual accounts as approved.

4. Valg af bestyrelsesmedlemmer og eventuelle suppleanter for disse.	4. Election of Directors and possible alternate Directors.

5. Valg af revisor(er).	5. Election of auditor(s).

6. Evt. bemyndigelse af bestyrelsen til at træffe beslutning om uddeling af ekstraordinært udbytte.	6. Authorization, if any, of the Board of Directors to make decision on distribution of extraordinary dividend.

7. Eventuelle forslag fra bestyrelse eller aktionærer.	7. Proposals of the Board of Directors or Shareholders’ proposals, if any.

§ 14	§ 14

Hvert aktiebeløb på DKK 1.000 giver én stemme.	Each share of DKK 1,000 entitles the holder to one vote.

§ 15	§ 15

Generalforsamlingen vælger ved simpelt flertal en dirigent, der leder forhandlingerne og afgør alle spørgsmål vedrørende sagernes behandling og stemmeafgivningen.	The Shareholders at the General Meeting by a majority of votes elect a Chairman of the meeting to preside and decide on all matters as relate to the proceedings and the voting.

Koppers European Holdings A/S	12.08.09
Bylaws	3/6

§ 16	§ 16

De på generalforsamlingen behandlede anliggender afgøres med simpel stemmeflerhed i henhold til selskabets aktiekapital, medmindre andet er foreskrevet i aktieselskabslovgivningen.	The matters discussed at the General Meeting shall be resolved by a simple majority of votes according to the share capital of the Company, unless otherwise provided in the Companies Act.

§ 17	§ 17

Generalforsamlingen har bemyndiget bestyrelsen til at træffe beslutning om uddeling af ekstraordinært udbytte.	The Shareholders at the General Meeting have authorised the Board of Directors to make decision on distribution of extraordinary dividend.

§ 18	§ 18

Generalforsamlingens forhandlinger refereres i forhandlingsprotokollen, der underskrives af dirigenten.	The proceedings at the Shareholders’ Meeting shall be recorded in a minute book to be signed by the Chairman of the meeting.

Bestyrelse	Board of Directors

§ 19	§ 19

Selskabet ledes af bestyrelsen og direktionen.	The Company shall be directed by the Board of Directors and the Management.

§ 20	§ 20

Bestyrelsen består af 4 medlemmer, der vælges af generalforsamlingen for tiden indtil næste årlige generalforsamling.	The Board of Directors consists of 4 members elected by the Shareholders at the General Meeting, the term being the period until the next Annual Meeting.

Generalforsamlingen kan for tiden indtil næste årlige generalforsamling vælge en suppleant for hvert af de af generalforsamlingen valgte bestyrelsesmedlemmer. En person kan vælges som suppleant for flere bestyrelsesmedlemmer. Ophører et bestyrelsesmedlem, indtræder suppleanten for den resterende del af valgperioden. Har et bestyrelsesmedlem forfald, fungerer suppleanten i hans sted, så længe forfaldet varer.	The Shareholders at the General Meeting may elect an alternate Director in respect of each Director elected by the Shareholders, the term being the period until the next Annual Meeting. One person may be elected as the alternate Director in respect of several Directors. If a Director ceases to be a member of the Board before the expiry of his term, or if he is no longer qualifying; the alternate Director replaces the Director for the rest of his term. A Director being excused, the alternate Director shall function in lieu of the Director as long as such Director is excused from attending.

Koppers European Holdings A/S	12.08.09
Bylaws	4/6

§ 21	§ 21

Bestyrelsen vælger af sin midte en formand. Bestyrelsesmøder indkaldes skriftligt almindeligvis med mindst 8 dages varsel. Har behørig indkaldelse fundet sted, er bestyrelsen beslutningsdygtig, når samtlige bestyrelsesmedlemmer er til stede eller repræsenteret. Til vedtagelse af beslutninger kræves, at over halvdelen af bestyrelsesmedlemmerne stemmer for forslaget. I tilfælde af stemmelighed er formandens stemme udslagsgivende.	The Board among its members elects a Chairman. Generally, written notice of any meeting of the Board of Directors must be given not later than eight days prior to the date of the meeting. Subject to the meeting being duly called as provided above, the actual number of Directors elected or their proxies shall constitute a quorum. Resolutions are adopted by the votes of a majority. In case of a tie, the vote of the Chairman shall be decisive.

§ 22	§ 22

Bestyrelsen træffer ved en forretningsorden nærmere bestemmelse om udførelsen af sit hverv. Om forhandlingerne i bestyrelsen føres en protokol, der underskrives af samtlige bestyrelsesmedlemmer. Bestyrelsesmedlemmerne kan oppebære et årligt honorar, der fastsættes af generalforsamlingen.	The Board shall adopt Rules of Procedure for the execution of its duties. The proceedings at the Board Meetings shall be recorded in a minute book to be signed by all Directors. Directors may be compensated by an annual fee as determined by Shareholders’ resolution.

Direktion	Management

§ 23	§ 23

Bestyrelsen ansætter en direktion bestående af en eller flere direktører til at varetage den daglige ledelse af selskabet.	The Board of Directors may appoint one or several registered managers to direct the day- to-day operations of the Company.

Tegningsret	Power to Bind the Company

§ 24	§ 24

Selskabet tegnes af den samlede bestyrelse eller af to bestyrelsesmedlemmer i forening med en direktør.	The Company shall be bound by the joint signature of all Board Members or by the joint signature of two Board Members and one Manager.

Revision	Audit

§ 25	§ 25

Generalforsamlingen vælger for tiden indtil næste årlige generalforsamling en revisor, der skal være statsautoriseret.	For the period until the next Annual Meeting the Shareholders at the Annual Meeting elect one auditor who shall be a chartered accountant.

Koppers European Holdings A/S	12.08.09
Bylaws	5/6

Årsregnskab	Annual Accounts

§ 26	§ 26

Selskabets regnskabsår løber fra den 1. januar til den 31. december. Første regnskabsår løber fra stiftelsen til 31. december 1994.	The Company’s financial year is from 1 January to 31 December. The first accounting year is from the formation of the Company to 31 December 1994.

§ 27	§ 27

Årsregnskab, der består af status, resultatopgørelse og årsberetning, samt eventuelt koncernregnskab udarbejdes i overensstemmelse med Årsregnskabslovens regler.	The annual accounts comprising the balance sheets, profit and loss accounts, annual report and any consolidated accounts shall be prepared in accordance with the Act on Annual Accounts.

Således vedtaget på ordinær generalforsamling den 14. marts 2007.	As decided at the ordinary General Meeting on 14 March 2007.

Som dirigent:	Signed by the Chairman of the Meeting:

Sven Kaas Hansen

Koppers European Holdings A/S	12.08.09
Bylaws	6/6